EXHIBIT 99.1

Marlin Business Services Corp. Reports Third Quarter 2012 Results and Declares a Quarterly Cash Dividend of $0.08 Per Share

Third Quarter Highlights:

  Net income of $3.4 million, up 87% year-over-year
  New lease originations of $81.6 million, up 37% year-over-year
  Risk adjusted net interest and fee margin of 12.25%, an increase of 42 basis points year-over-year
  Insured deposit growth of 21% quarter-over-quarter, up 117% year-over-year
  Strong capital position, equity to assets ratio of 29.62%
  Total risk-based capital ratio of 34.40%
  Efficiency ratio of 56%, compared to 69% a year ago

MOUNT LAUREL, N.J., Oct. 29, 2012 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported third quarter 2012 net income of $3.4 million, or $0.27 per diluted share. For the nine-month period ended September 30, 2012, net income was $8.1 million, or $0.63 per diluted share.

"The business is well-positioned to grow and address the credit needs of small businesses," says Daniel P. Dyer, Marlin's co-founder and Chief Executive Officer. "Reflecting our favorable earnings, we have declared a quarterly cash dividend of $0.08 per share," says Mr. Dyer.

Third quarter 2012 lease production was $81.6 million based on initial equipment cost, up from $80.4 million for the second quarter of 2012 and 37% higher than the third quarter of 2011.

Net interest and fee margin increased in the third quarter of 2012, to 13.51% from 13.22% in the second quarter of 2012, and has increased 74 basis points from the third quarter a year ago.

The Company's cost of funds improved 39 basis points from the second quarter of 2012 and 168 basis points from the third quarter of 2011. The improvement resulted from the Company's continuing shift in funding mix to lower-cost insured deposits issued by the Company's subsidiary, Marlin Business Bank.

The allowance for credit losses as a percentage of total finance receivables stands at 1.20% as of September 30, 2012, compared to 1.18% as of June 30, 2012. The allowance for credit losses as of September 30, 2012 represents 258% of total 60+ day delinquencies.

Leases over 30 days delinquent were 0.87% of Marlin's lease portfolio as of September 30, 2012, 17 basis points higher than the second quarter of 2012 and 31 basis points lower than a year ago. Leases over 60 days delinquent were 0.40% of Marlin's lease portfolio as of September 30, 2012, up 13 basis points from 0.27% at June 30, 2012 and 7 basis points lower than a year ago.

Third quarter net lease charge-offs were 0.89% of average total finance receivables, representing an improvement of 15 basis points from the second quarter of 2012 and an improvement of 84 basis points from the third quarter of 2011.

Third quarter total operating expenses were $9.6 million, up $0.3 million, or 3%, from the second quarter of 2012. The increase in operating expenses is due primarily to variable costs associated with the increase in volume.

The Company maintains strong capital ratios with a consolidated equity to assets ratio of 29.62%. Our risk based capital ratio is 34.40%, which is well above regulatory requirements.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

The Board of Directors of Marlin Business Services Corp. declared an $0.08 per share quarterly dividend. The dividend is payable November 26, 2012, to shareholders of record on November 12, 2012. Based on the closing stock price on October 26, 2012, the annualized dividend yield on the Company's common stock is 1.51%.

Conference Call and Webcast

Due to weather conditions on the East Coast, we have rescheduled our conference call to Wednesday, October 31, 2012 at 3:00 p.m. ET to discuss the Company's third quarter 2012 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of innovative equipment financing solutions for small and mid-size businesses. Since its inception in 1997, Marlin has financed a wide array of commercial equipment and software for a quarter of a million business customers. Marlin's mission is to offer convenient and cost-effective financing products while providing the highest level of customer service. Marlin is publicly traded (Nasdaq:MRLN) and owns and operates a federally regulated commercial bank, Marlin Business Bank. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
	2012	2011
	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$ 897	$ 1,035
Interest-earning deposits with banks	69,128	41,250
Total cash and cash equivalents	70,025	42,285
Restricted interest-earning deposits with banks (includes $6.3 million and $24.3 million at September 30, 2012 and December 31, 2011, respectively, related to consolidated variable interest entities ("VIEs"))	10,747	28,637
Securities available for sale (amortized cost of $3.2 million and $1.7 million at September 30, 2012 and December 31, 2011, respectively)	3,346	1,780
Net investment in leases and loans (includes $13.9 million and $60.0 million at September 30, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	472,059	387,840
Property and equipment, net	2,062	2,052
Property tax receivables	43	265
Other assets	20,755	23,110
Total assets	$ 579,037	$ 485,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$ 341,993	$ 198,579
Long-term borrowings (includes $5.8 million and $45.1 million at September 30, 2012 and December 31, 2011, respectively, related to consolidated VIEs)	33,083	92,004
Other liabilities:
Sales and property taxes payable	4,537	2,169
Accounts payable and accrued expenses	10,764	8,791
Net deferred income tax liability	17,161	20,325
Total liabilities	407,538	321,868

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,740,504 and 12,760,266 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	127	128
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	87,361	85,544
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive income	66	1
Retained earnings	83,947	78,430
Total stockholders' equity	171,499	164,101
Total liabilities and stockholders' equity	$ 579,037	$ 485,969

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

	(Dollars in thousands, except per-share data)

Interest income	$ 13,688	$ 11,073	$ 38,571	$ 32,836
Fee income	2,966	3,105	8,854	9,163
Interest and fee income	16,654	14,178	47,425	41,999
Interest expense	1,496	2,706	5,417	9,061
Net interest and fee income	15,158	11,472	42,008	32,938
Provision for credit losses	1,414	837	3,546	2,940
Net interest and fee income after provision for credit losses	13,744	10,635	38,462	29,998

Other income:
Insurance income	1,029	761	3,059	2,690
Gain (loss) on derivatives	1	(8)	(1)	(52)
Other income	452	574	1,119	1,290
Other income	1,482	1,327	4,177	3,928
Other expense:
Salaries and benefits	5,988	5,559	18,683	16,880
General and administrative	3,390	3,226	10,174	9,842
Financing related costs	250	177	637	523
Other expense	9,628	8,962	29,494	27,245
Income before income taxes	5,598	3,000	13,145	6,681
Income tax expense	2,183	1,169	5,093	2,566
Net income	$ 3,415	$ 1,831	$ 8,052	$ 4,115

Basic earnings per share	$ 0.27	$ 0.14	$ 0.63	$ 0.32
Diluted earnings per share	$ 0.27	$ 0.14	$ 0.63	$ 0.32

Cash dividends declared per share	$ 0.08	$ —	$ 0.20	$ —

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	9/30/2011	12/31/2011	3/31/2012	6/30/2012	9/30/2012

Net Income:
Net Income	$1,831	$2,060	$1,649	$2,988	$3,415

Annualized Performance Measures:
Return on Average Assets	1.56%	1.71%	1.34%	2.29%	2.50%
Return on Average Stockholders' Equity	4.53%	5.04%	4.02%	7.17%	8.08%

EPS Data:
Net Income Allocated to Common Stock	$1,699	$1,916	$1,576	$2,861	$3,270
Number of Shares - Basic	11,880,834	11,900,351	12,106,865	12,172,628	12,186,832
Basic Earnings per Share	$0.14	$0.16	$0.13	$0.24	$0.27

Number of Shares - Diluted	11,946,231	11,949,505	12,173,522	12,240,154	12,280,123
Diluted Earnings per Share	$0.14	$0.16	$0.13	$0.23	$0.27

Cash Dividends Declared per share	$0.00	$0.06	$0.06	$0.06	$0.08

New Asset Production:
# of Sales Reps	95	93	99	106	112
# of Leases	4,580	5,016	5,658	6,172	6,227
Leased Equipment Volume	$59,674	$68,427	$72,362	$80,442	$81,623

Approval Percentage	60%	64%	66%	68%	67%

Average Monthly Sources	831	911	1,016	1,128	1,117

Implicit Yield on New Leases	12.55%	12.57%	12.71%	13.19%	12.97%

Net Interest and Fee Margin:
Interest Income Yield	12.32%	12.25%	12.34%	12.28%	12.20%
Fee Income Yield	3.46%	3.31%	3.19%	2.66%	2.64%
Interest and Fee Income Yield	15.78%	15.56%	15.53%	14.94%	14.84%
Cost of Funds	3.01%	2.52%	2.18%	1.72%	1.33%
Net Interest and Fee Margin	12.77%	13.04%	13.35%	13.22%	13.51%

Average Total Finance Receivables	$359,451	$373,260	$390,608	$417,794	$448,691
Average Net Investment in Leases	$358,753	$372,676	$390,150	$417,342	$448,211

End of Period Net Investment in Leases	$366,293	$387,377	$412,099	$442,781	$471,545

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	1.18%	1.02%	0.93%	0.70%	0.87%
30+ Days Past Due Delinquencies	$4,844	$4,452	$4,362	$3,560	$4,713

60+ Days Past Due Delinquencies	0.47%	0.38%	0.41%	0.27%	0.40%
60+ Days Past Due Delinquencies	$1,934	$1,663	$1,911	$1,385	$2,173

Net Charge-offs - Total Finance Receivables	$1,553	$1,300	$1,199	$1,090	$1,003
% on Average Total Finance Receivables Annualized	1.73%	1.39%	1.23%	1.04%	0.89%

Allowance for Credit Losses	$5,459	$5,353	$5,256	$5,197	$5,608
% of 60+ Delinquencies	282.26%	321.89%	275.04%	375.23%	258.08%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,151	$829	$842	$686	$989

Expense Ratios:
Salaries and Benefits Expense	$5,559	$5,659	$7,062	$5,633	$5,988
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	6.19%	6.06%	7.23%	5.39%	5.34%

Total personnel end of quarter	247	242	246	258	258

General and Administrative Expense	$3,226	$3,202	$3,294	$3,489	$3,390
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	3.59%	3.43%	3.37%	3.34%	3.02%

Efficiency Ratio	68.60%	63.78%	72.17%	60.03%	56.36%

Balance Sheet:

Assets
Investment in Leases and Loans	$365,610	$385,984	$409,960	$439,933	$468,722
Initial Direct Costs and Fees	6,849	7,209	7,849	8,495	8,945
Reserve for Credit Losses	(5,459)	(5,353)	(5,256)	(5,197)	(5,608)
Net Investment in Leases and Loans	$367,000	$387,840	$412,553	$443,231	$472,059
Cash and Cash Equivalents	48,345	42,285	39,600	49,007	70,025
Restricted Cash	29,419	28,637	28,487	13,175	10,747
Other Assets	28,618	27,207	32,031	27,108	26,206
Total Assets	$473,382	$485,969	$512,671	$532,521	$579,037

Liabilities
Deposits	157,398	198,579	238,760	283,782	341,993
Total Debt	$115,089	$92,004	$73,692	$48,046	$33,083
Other Liabilities	38,488	31,285	34,378	32,228	32,462
Total Liabilities	$310,975	$321,868	$346,830	$364,056	$407,538

Stockholders' Equity
Common Stock	$128	$128	$127	$127	$127
Paid-in Capital, net	85,157	85,542	86,394	86,740	87,359
Other Comprehensive Income (Loss)	(14)	1	1	51	66
Retained Earnings	77,136	78,430	79,319	81,547	83,947
Total Stockholders' Equity	$162,407	$164,101	$165,841	$168,465	$171,499

Total Liabilities and
Stockholders' Equity	$473,382	$485,969	$512,671	$532,521	$579,037

Capital and Leverage:
Equity	$162,407	$164,101	$165,841	$168,465	$171,499
Debt to Equity	1.68	1.77	1.88	1.97	2.19
Equity to Assets	34.31%	33.77%	32.36%	31.64%	29.62%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	34.46%	33.74%	33.36%	32.04%	31.22%
Tier 1 Risk-based Capital	39.23%	37.94%	36.06%	34.77%	33.30%
Total Risk-based Capital	40.48%	39.19%	37.20%	35.85%	34.40%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.

Average balances from January 1, 2012 forward were calculated using average daily balances. Average balances before January 1, 2012 were generally calculated using beginning and ending balances for each month to approximate average daily balances. The average balance of total finance receivables for the three-month period ended September 30, 2012 was decreased by approximately $6.0 million, from $454.7 million to $448.7 million, as a result of this calculation change.
CONTACT: www.marlincorp.com
         (888) 479-9111